Exhibit 10.15

October 29, 2024

Robert Hoffman

Via Email: ***

Dear Mr. Hoffman,

FibroBiologics, Inc. (“FibroBiologics”) is pleased to offer you the full-time position of Interim Chief Financial Officer. The starting salary offered for this position is the gross amount of $22,916.50 per semi-monthly pay cycle ($45,833 full-time monthly salary, 2 pay cycles per month). Your salary will be subject to applicable taxes and deductions. Your start date is October 30, 2024.

This offer of employment is contingent upon your agreement to comply with FibroBiologics’ policies as approved and revised from time to time. Noncompliance with approved policies may result in disciplinary action or termination. These policies include, but are not limited to, the following policies and agreements, both of which need to be separately executed as a condition of your employment: (i) FibroBiologics, Inc. Employment Policy Agreement, (ii) the FibroBiologics Employee Handbook, and (iii) FibroBiologics, Inc. Proprietary Information and Inventions Assignment Agreement. Your offer of employment is also contingent upon your successful completion of a background check and drug screen, and your eligibility to work in the U.S.

Your employment by FibroBiologics will be “at-will,” meaning that either you or FibroBiologics have the right to terminate your employment at any time and for any reason, with or without cause. The at-will nature of your employment may be changed only in an express written agreement signed by you and an authorized officer of FibroBiologics. Nothing in this offer letter changes the at-will nature of your employment, nor does this offer letter guarantee you employment for any length of time.

On your first day of employment, additional information about FibroBiologics’ objectives, policies, general employment conditions, and benefit programs will be provided. A brief summary of FibroBiologics benefits as presently construed is provided below:1

●	Health insurance, short-term disability, long-term disability, and life insurance. These benefits are provided through our Professional Employment Organization, Insperity, and an overview of these benefits are included with this offer letter.

●	401(k) retirement savings plan with up to 6% employer matching of eligible employee contributions.

●	Twenty-four (24) days of personal time off (PTO) per calendar year (prorated during 2024 based on your start date). You will also be provided with up to seven (7) days of sick leave and will be provided with an additional day of PTO on your birthday. Unused PTO and sick leave will not accrue to the next calendar year, except to the extent allowed in FibroBiologics’ PTO policy.

●	Paid company holidays per the FibroBiologics’ annual schedule (New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving (Th/Fr), Christmas Day)

1FibroBiologics retains the discretion to change, amend or discontinue any of its employee benefit plans or programs at any time during your employment, and nothing contained in this letter obligates FibroBiologics to institute, maintain or refrain from changing, amending, or discontinuing any benefit plan or program.

455 E Medical Center Blvd, Suite 300

Houston, TX 77598

You will be required to complete the Form I-9, Employment Eligibility Verification, upon commencing employment with FibroBiologics. For a list of acceptable documents please visit https://www.uscis.gov/i-9-central/form-i-9-acceptable-documents. Please review this in advance because the I-9 process requires that you present acceptable documentation to confirm your identity and current work authorization. Please contact me if you have any questions about which documents are acceptable to verify your identity and eligibility to work in the United States.

We would be very pleased to have you join FibroBiologics and help us progress our critical mission. If you have any questions, please do not hesitate to contact me directly. I look forward to working with you in the future and hope you will find your employment a rewarding experience.

Sincerely,

/s/ Pete O’Heeron

Pete O’Heeron
Chief Executive Officer

Please indicate your acceptance of this employment offer by providing your signature below and returning this offer letter to me as soon as possible, but no later than October 29, 2024. Thank you.

/s/ Robert Hoffman	10/29/2024
Employee’s Signature	Date

Robert Hoffman
Print Name

455 E Medical Center Blvd, Suite 300

Houston, TX 77598